Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bay Bancorp, Inc., as successor to Hopkins Bancorp, Inc. and Subsidiaries

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-143104, 333-198197 and 333-205735) and Form S-3 (File No. 333-196568) of Bay Bancorp, Inc. of our report dated March 31, 2017, relating to the consolidated financial statements of Hopkins Bancorp, Inc. and Subsidiaries as of and for the year ended December 31, 2015, which report appears in the Form 8-K/A of Bay Bancorp, Inc. filed on April 4, 2017.

/s/ Dixon Hughes Goodman LLP

Gaithersburg, Maryland

April 4, 2017